EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is made and entered into on September 16, 2014, by and between Galena Biopharma, Inc., a Delaware corporation (the “Company” or “Employer”), and Mark W. Schwartz, Ph.D., an individual and resident of the State of California (“Employee”), and is retroactive to August 21, 2014 (the “Effective Date”).
WHEREAS, Employer previously employed Employee as its Executive Vice-President and Chief Operating Officer pursuant to that certain Employment Agreement between Employer and Employee dated April 13, 2011, as amended by Amendment Nos. 1 and 2 thereto dated as of September 23, 2011 and March 11, 2013, respectively (as so amended, the “Former Employment Agreement”); and
WHEREAS, effective the Effective Date, Employee was appointed by Employer’s Board of Directors (hereinafter the “Board”) as Employer’s President and Chief Executive Officer; and
WHEREAS, Employer and Employee desire to enter into a new employment agreement to supersede the Former Agreement and under which Employee shall serve as the Company’s President and Chief Executive Officer on the terms set forth in this Agreement, with the term of this Agreement to commence on the Effective Date; and
WHEREAS, in conjunction with Employee’s employment hereunder, it is contemplated Employee will be appointed as a member of the Board of Directors of Employer;
NOW, THEREFORE, upon the above premises, and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows.
1.Engagement. Effective as of the Effective Date, Employer shall employ Employee, and Employee shall serve, as the Company’s President and Chief Executive Officer. Employee understands that his duties as President and Chief Executive Officer may change from time to time during the Term (as herewith defined) in the discretion of the Board, but such duties shall be consistent with the duties customarily assigned to the offices of president and chief executive officer of a company substantially comparable as of the Effective Date to Employer. Employee and Employer previously entered into Employer’s standard-form Employee Confidentiality, Non-Competition, and Proprietary Information Agreement, a copy of which is attached hereto as Exhibit 1 and made a part hereof (the “Confidentiality Agreement”).
2.    Duties. Employee shall perform faithfully, diligently and to the best of his ability all of his duties and responsibilities hereunder in accordance with the policies established by and under the direction of the Board. Subject to the direction and supervision of the Board, Employee shall have such corporate power and authority as shall reasonably be required to enable him to discharge his duties under this Agreement. Employee’s services hereunder shall be rendered primarily at the Company’s principal executive offices and at Employee’s current home office in the San Francisco Bay area, except for travel when and as required in the performance of Employee’s duties hereunder. At the request of the Board, Employee also shall serve as a

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member of the Board and as an officer or director of any subsidiary and Employer for no additional compensation.
3.    Time and Efforts. Employee shall devote all of his business time, efforts, attention and energies to Employer’s business and the discharge of his duties hereunder. Notwithstanding the foregoing, except as otherwise agreed to in writing, Employee shall have the right to perform such incidental services as are necessary in connection with (a) his private, passive investments, (b) charitable or community activities, (c) participation in trade or professional organizations and (d) service on the board of directors (or comparable body) of not more than one third-party entity or organization that does not compete with the Company Business (as defined in the Confidentiality Agreement), so long as the foregoing do not interfere materially with Employee’s performance of his duties hereunder as determined in good faith by the Board.
4.    Term. Employee’s employment shall commence on the Effective Date and shall continue unless and until terminated in accordance with Section 6 (the “Term”).
5.    Compensation. As the total consideration for Employee’s services rendered under this Agreement, Employer shall pay or provide Employee the following compensation and benefits:
5.1    Base Salary. Employee shall be entitled to receive an annual base salary during the Term of Four Hundred Eighty Thousand Dollars ($480,000) per year, prorated for any partial year during the Term (hereinafter the “Base Salary”), payable in accordance with the usual payroll practices of Employer as established from time to time. Prior to February 1, 2015, the Board or the Compensation Committee of the Board shall review the adequacy of the Base Salary and of the “Option” (as defined in Section 5.3, below) and, at the sole discretion of the Board or of the Compensation Committee of the Board, increase the Base Salary as of February 1, 2015, or grant Employee one or more stock options in addition to the Option, or both; provided, however, that the Base Salary shall be increased to Five Hundred Fifty Thousand Dollars ($550,000) on February 1, 2015 unless in the good-faith judgment of the Board or of the Compensation Committee of the Board the Company shall have failed substantially to meet its current principal, material corporate goals for the period then ending, and shall be subject to increase thereafter at the sole discretion of the Board or of the Compensation Committee of the Board.
5.2    Discretionary Bonus. Subject to Employee remaining in Employer’s employ through the end of each calendar year during the Term, Employee shall be eligible to receive for each full calendar year during the Term, a target performance bonus of 60% of his Base Salary, the determination of the amount of any annual performance bonus earned by Employee to be made by the Board or the Compensation Committee of the Board at its sole discretion. No bonus shall be payable for any partial calendar year, except that Employee shall be eligible for the full amount of such discretionary bonus for 2014. For clarity, any such

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discretionary bonus hereunder shall be in lieu of any discretionary bonus otherwise payable to Employee under the Former Agreement, or otherwise.
5.3    Stock Option. In consideration for entering into this Agreement, as soon as practicable on or after the Effective Date, the Company shall grant Employee under the Company’s Amended and Restated 2007 Incentive Plan (the “Plan”) a stock option (“Option”) to purchase two hundred thousand (200,000) shares of the Company’s common stock. The Option shall vest in equal quarterly installments over three years beginning on the first quarterly anniversary of the Effective Date, provided, in each case, that Employee remains in the continuous employ of Employer through such quarterly anniversary. The Option shall (a) be exercisable at an exercise price per share equal to the closing market price of the Company common stock on the date of the grant, (b) have a term of ten years, and (c) be on such other terms as shall be determined by the Board (or the Compensation Committee of the Board) and set forth in a customary form of stock option agreement under the Plan evidencing the Option.
5.4    Expense Reimbursement. Employer shall reimburse Employee for reasonable business expenses incurred by Employee in connection with the performance of Employee’s duties in accordance with Employer’s usual practices and policies in effect from time to time. Any reimbursements hereunder shall be paid to Employee in accordance with the Company’s expense reimbursement policies and procedures from time to time in effect.
5.5    Vacation. Employee shall be entitled to 25 days of paid “time off” (vacation days plus sick time/personal time) for each full calendar year in accordance with the Company’s policies from time to time in effect, in addition to holidays observed by the Company (for partial calendar years, the Employee’s paid “time off” will be pro-rated). Paid “time off” may be taken at such times and intervals as the Employee shall determine, subject to the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time.
5.6    Employee Benefits. The Company shall provide Employee and his dependents, if any, with coverage under any and all medical, dental and vision plans and other benefit programs available generally to the Company’s senior executives and their dependents, to the extent Employee and his dependents satisfy the applicable eligibility requirements, and the Company shall pay, directly or indirectly, the premiums associated with any such medical plans to the same extent the Company pays such premiums for other senior executives of the Company. Employee shall be eligible to participate in any medical insurance and other employee benefits made available generally by Employer to all senior executives under Employer’s plans and employment policies in effect during the Term. Employee acknowledges and agrees that, any such plans or policies now or hereafter in effect may be modified or terminated by Employer at any time in its discretion.
5.7    Payroll Taxes. Employer shall have the right to deduct from the compensation and benefits due to Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may

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be in effect or hereafter enacted or required as a charge on the compensation or benefits of Employee.
5.8    Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any discretionary or other incentive-based compensation paid to Employee pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).
6.    Termination. This Agreement and Employee’s employment may be terminated as set forth in the Section 6.
6.1    Termination by Employer for Cause; Termination by Employee. Employer may terminate Employee’s employment hereunder at any time for “Cause” upon notice to Employee, and Employee may terminate his employment hereunder voluntarily without “Good Reason” (as hereinafter defined) upon not less than ninety (90) day’s prior notice to Employer (which termination may, in Employer’s sole discretion, be made effective at any time prior to the expiration of such ninety (90) day notice period). “Cause” for the purpose of this Agreement shall mean any of the following:
(a)    Employee’s breach of any material term of this Agreement, including its Exhibits; provided that the first occasion of any particular breach shall not constitute Cause unless Employee shall have previously received written notice from Employer stating the nature of such breach and affording Employee at least ten (10) days to correct such breach;
(b)    Employee s conviction of, or plea of guilty or nolo contendere to, any felony or other crime of moral turpitude;
(c)    Employee’s act of fraud or dishonesty injurious to Employer or its reputation;
(d)    Employee’s continual failure or refusal to perform his material duties as required under this Agreement after written notice from Employer stating the nature of such failure or refusal and affording Employee at least ten (10) days to correct the same;
(e)    Employee’s act or omission that, in the reasonable determination of the Board (or a Committee of the Board), indicates alcohol or drug abuse by Employee;
(f)    Employee’s act or personal conduct that, in the judgment of the Board (or a Committee of the Board), gives rise to a material risk of liability of Employee or

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Employer under federal or applicable state law for discrimination, or sexual or other forms of harassment, or other similar liabilities to subordinate employees;
(g)    any violation by Employee of any of Employer’s written policies, code of conduct or workplace rules in effect from time to time that is materially injurious to Employer; and
(h)    Employee’s conduct that, in the sole judgment of the Special Litigation Committee of the Board established on July 21, 2014 to investigate certain allegations against Employee and other individuals named as defendants in certain pending stockholder derivative complaints, or any successor committee (the “SLC”), warrants the SLC’s determination on behalf of the Company to terminate Employee’s employment.
Upon termination of Employee’s employment by Employer for Cause or by Employee voluntarily without Good Reason, all compensation and benefits to Employee hereunder shall cease, except that Employee shall be entitled to payment, in accordance with applicable law and in any event not later than three days after the date of termination, of (i) any accrued but unpaid salary and accrued and unused paid “time off,” (ii) any unpaid bonus that shall have been previously awarded to Employee as provided in Section 5.2, and (iii) reimbursement of business expenses accrued but unpaid as of the date of termination. In addition, Employer’s indemnification obligations shall remain in effect in accordance with the terms thereof.
6.2    Termination by Employer without Cause. Employer may also terminate Employee’s employment without Cause upon notice to Employee. Upon any termination pursuant to this Section 6.2, Employee shall be entitled to payment of:
(a)    in accordance with applicable law and in any event not later than three days after the date of termination, any accrued and unused paid “time off” in accordance with applicable law) and reimbursement of business expenses accrued but unpaid as of the date of termination;
(b)    salary at the then-current Base Salary, and without taking into account any bonus payments made pursuant to Section 5.2, for the six (6) month period following the date of termination (the “Severance Period”), payable in accordance with Section 5.1; provided, however, that, in the event of Employer’s termination of Employee’s employment pursuant to this Section 6.2 at any time on or after the date six (6) months following the Effective Date, the Severance Period shall be the twelve (12) month period following the date of termination;
(c)    accelerated vesting as of the date of termination of unvested, vesting stock options held by Employee as of the date of termination that otherwise would have become vested had Employee remained in Employer’s employ throughout the Severance Period;
(d)    an amount equal to the monthly premium Employee would be required to pay for continuation coverage pursuant to the Consolidated Omnibus Budget

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Reconciliation Act of 1985, as amended (“COBRA”), for Employee and his eligible dependents who were covered under the Company’s health plans as of the date of the termination (provided, that the Employee shall be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA, including, without limitation, his election of such coverage and his timely payment of premiums), payable in regular installments in accordance with the Company’s usual payroll practices as in effect on the date of termination (and in any event no less frequently than monthly) from the date of termination through the expiration of the Severance Period or, if earlier, until Employee shall become eligible to obtain health coverage from another employer and is no longer eligible under COBRA for coverage under the Company’s health plans; and
(e)    Employer’s indemnification obligations shall remain in effect in accordance with Section 8.
6.3    Termination by Employee for Good Reason. Employee’s employment hereunder may be terminated by Employee for “Good Reason,” upon notice to Employer. For purposes of this Agreement, “Good Reason” shall mean any of the following:
(a)    any material breach of this Agreement by Employer or any successor to Employer that is not cured within ten (10) days after receipt of written notice from Employee stating the nature of such breach (it being understood that a failure by Employer to comply with any of the provisions of Section 5 shall be deemed a material breach;
(b)    any material reduction in Employee’s Base Salary or eligibility for a discretionary bonus hereunder;
(c)    a material reduction in Employee’s title, job responsibilities or duties as described herein; and
(d)    the relocation of Executive’s place of work hereunder to a location outside of the San Francisco Bay area.
Upon termination of Employee’s employment for Good Reason, Employee shall be entitled to the same compensation and benefits as provided in Section 6.2 for termination by Employer without Cause.
6.4    Death or Disability. Employee’s employment will terminate automatically in the event of Employee’s death or upon notice from Employer in event of Employee’s permanent disability. Employee’s “permanent disability” shall have the meaning ascribed to such term in any policy of disability insurance maintained by Employer (or Employee, as the case may be) with respect to Employee, or if no such policy is then in effect, shall mean Employee’s inability to fully perform his duties hereunder with or without reasonable accommodation for any period of at least ninety (90) consecutive days, or for a total of one hundred twenty (120) days, whether or not consecutive, within any period of one hundred eighty (180) consecutive days. Upon termination of Employee’s employment as aforesaid, all

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compensation and benefits to Employee hereunder shall cease and Employee, or Employee’s heirs or personal representatives, shall be entitled to the same compensation and benefits as provided in Section 6.1 for termination by Employer for Cause.
6.5    Resignation as a Director. Employee agrees that, in the event of the termination or expiration of this Agreement, at the request of the Board, Employee shall resign immediately as a member of the Board and as an officer, employee or director of any and all subsidiaries of Employer.
6.6    Stock Ownership Requirements. During the Term, Employee shall be expected to maintain ownership of common stock of the Company in accordance with guidelines established by the Board or the Compensation Committee of the Board from time to time.
6.7    Section 409A.
(a)    This Agreement is intended to comply with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). This Agreement shall be interpreted and administered to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, Employee and the Employer agree to amend this Agreement, if necessary, in order to avoid, if practicable, the imposition of any taxes, interest or penalties under Section 409A and in a manner to preserve the economic benefits of this Agreement from Employee’s perspective. Further, no effect shall be given to any provision herein in a manner that reasonably could be expected to give rise to adverse Section 409A tax consequences to Employee under any such provision. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A.
(b)    Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Employee in connection with his “separation from service” within the meaning of Section 409A is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Employee is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the earlier of (a) the six-month anniversary of the Termination Date or (b) Employee’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Employee in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

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6.8    Section 280G. In the event that it is determined that any payment or distribution of any type to or for Employee’s benefit made by Employer, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of Employer’s assets (within the meaning of Code Section 280G or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”)), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions or benefits shall be payable either (i) in full or (ii) as to the maximum value of such lesser amount as would result in no portion of such payments or distributions or benefits being subject to the Excise Tax such that Employee shall receive the greater, on an after-tax basis, of (i) or (ii) above.  All mathematical determinations and all determinations of whether any of the Total Payments are parachute payments that are required to be made under this Section 6.8 shall be made by a reputable independent audit firm experienced in such matters (the “Accountants”), who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to Employer and to Employee. Unless Employee consents in writing, the Accountants may not be an audit firm that is then providing services in any capacity to any person or entity that is acquiring Employer. Such determinations shall be made by the Accountants using reasonable good faith interpretations of the Code. Employer shall pay the fees and costs of the Accountants which are incurred in connection with this Section 6.8.
7.    Equitable Remedies; Injunctive Relief. Employee hereby acknowledges and agrees that monetary damages are inadequate to fully compensate Employer for the damages that would result from a breach or threatened breach of any of the provisions of the Confidentiality Agreement and, accordingly, that Employer shall be entitled to equitable remedies, including, without limitation, specific performance, temporary restraining orders, and preliminary injunctions and permanent injunctions, to enforce the Confidentiality Agreement without the necessity of proving actual damages in connection therewith. The provision shall not, however, diminish Employer’s right to claim and recover damages or enforce any other of its legal or equitable rights or defenses.
8.    Indemnification. Employer and Employee acknowledge that he shall be a corporate officer of Employer and, as such, Employee shall be entitled to indemnification to the full extent, if any, mandated by Employer to its officers under the Employer’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws as in effect as of the date of this Agreement. Subject to Employee’s insurability thereunder, Employer shall maintain Employee as an additional insured under its current policy of directors and officers liability insurance and shall use commercially reasonable efforts to continue to insure Employee thereunder, or under any replacement policies in effect from time to time, during the Term.
9.    Severable Provisions. The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in

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part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.
10.    Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon and enforceable by the parties and their respective successors, assigns, heirs and representatives; provided, however, that neither party may assign this Agreement without the prior written consent of the other party; and, provided further, that this Agreement may be assigned by the Company to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer, and Employee shall cause any such successor to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Employer would have been required to perform it.
11.    Entire Agreement. This Agreement, including the Confidentiality Agreement, contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise therein or herein. This Agreement, including the Confidentiality Agreement, supersedes the Former Employment Agreement and any and all other prior or contemporaneous agreements, written or oral, between Employee and Employer relating to the subject matter hereof.
12.    Amendment. No modification of this Agreement shall be valid unless made in writing, approved by the Board (or a committee of the Board) and signed by Employee and an executive officer of Employer (other than Employee designated by the Board). The parties hereto agree that in no event shall an oral modification of this Agreement be enforceable or valid.
13.    Governing Law: Arbitration.
(a)    This Agreement is and shall be governed and construed in accordance with the laws of the State of Oregon without giving effect to the choice-of-law rules of Oregon.
(b)    Except to the extent a remedy is sought as described in Section 7, above, Employer and Employee agree that arbitration pursuant to this Section 13 shall be the sole and exclusive method for resolving any claim or dispute arising out of or relating to the rights and obligations of the Company and Employee pursuant to this Agreement. Employer and Employee shall mutually agree on the arbitrator; provided, however, that if Employer and Employee cannot mutually agree on the arbitrator, either Employer or Employee can request that JAMS, Inc. (“JAMS”) select the arbitrator. The arbitrator shall have at least ten (10) years’ experience with respect to employment matters. Any such arbitration shall be held in San Francisco, California, under JAMS’s Employment Arbitration Rules & Procedures (the “JAMS Rules & Procedures”) then in effect. A copy of the current JAMS Rules & Procedures is attached hereto as Exhibit A. The JAMS Rules & Procedures are also available online at www.jamsadr.com/rules-employment arbitration. The arbitrator shall set a limited time period a

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nd establish procedures designed to reduce the cost and time for discovery while allowing Employer and Employee an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable law, and shall be supported by written findings of fact and conclusions of law which shall set forth the basis for the decision of the arbitrator. The arbitrator shall render a written decision on the claim or dispute presented as soon as practicable and in any event not more than forty-five (45) days after the close of evidence and briefing. The decision of the arbitrator as to the validity and amount of any claim disputed by Employer and Employee shall be binding and conclusive upon such parties to this Agreement, and notwithstanding anything in this Section 13, such parties shall be required to act in accordance with such decision. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Employer will pay all costs of the arbitration, including administrative and arbitrator fees, other than costs the parties would normally incur in a civil action. In the event that a judgment is made pursuant to this Section 13, all reasonable out of pocket costs and reasonable legal costs incurred by the prevailing party shall be paid by the non-prevailing party. Any decision, judgment, ruling, finding, award or other determination of the arbitrator and any information disclosed in the course of any arbitration hereunder shall be kept confidential by Employer and Employee, and any court order to enforce the decision, judgment, ruling, finding, award or other determination of the arbitrator shall be filed under seal. This agreement to arbitrate is freely negotiated between Employee and Employer and is mutually entered into between the parties. Each party fully understands and agrees that they are giving up certain rights otherwise afforded them by civil court actions, including, but not limited to, the right to a jury trial.
MWS By initialing here, Employee acknowledges he has read this Section 13 and agrees with the arbitration provisions herein.
14.    Notice. All notices and other communications under this Agreement shall be in writing and mailed, electronically mailed, telecopied (in case of notice to Employer only) or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to the provision):
If to Employer:
Galena Biopharma, Inc.
Attention: Chairman of the Board
4640 Macadam Avenue, Suite 270
Portland, Oregon 97239
Phone: 503-400-6610

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If to Employee:
Mark W. Schwartz, Ph.D.
[**************]
Through the Company e-mail, or if Employee shall no longer be employed, to Employee’s residence address as reflected in Employer’s records.
15.    Survival. Sections 7 through 17 of this Agreement shall survive the expiration or termination of this Agreement.
16.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.
17.    Attorney’s Fees. In any action or proceeding to construe or enforce any provision of this Agreement the prevailing party shall be entitled to recover its or his reasonable attorney’s fees and other costs of suit in addition to any other recoveries.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EMPLOYER

Galena Biopharma, Inc.

By: /s/ Sanford J. Hillsberg
Sanford J. Hillsberg
Chairman of the Board

EMPLOYEE

By: /s/ Mark W. Schwartz
Mark W. Schwartz, Ph.D.

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EXHIBIT A

JAMS Rules & Procedures
See attached.

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